Exhibit 10.2

REPRESENTATIONS AND WARRANTIES AGREEMENT

DOCUMENT RW-06042012

These Representations and Warranties apply to all transaction documents related to the Securities Purchase Agreement Document SPA-06042012 (the “Agreement”) dated as of June 4, 2012, between Silver Falcon Mining, Inc., a Delaware corporation (the “Company”) and JMJ Financial (the “Purchaser”).  All capitalized terms not otherwise defined herein shall have the meanings given such terms in the Agreement.

The Company represents and warrants to the Purchaser, as of the date of the Agreement (unless otherwise stated), as follows:

1)

Authorized Capital Stock.  As of May 7, 2012, the Company has 10,000,000,000 authorized shares of Class A common stock and 642,333,433 shares of Class A common stock issued and outstanding.  The Company has 91,000,000 options outstanding.  The Company has reserved for other parties from its authorized shares of Class A Common Stock as follows: 91,000,000 shares for employee or consultant stock options; 37,864,101 for issuance under 7% convertible notes; 14,162,500 shares under a convertible note owed to Iliad Research and Trading, LP; and 87,500,000 shares under an Investment Agreement with Centurion Private Equity, LLC.   As set forth above, the total number of authorized shares reserved for other parties is 230,526,601, there are 642,333,433 shares issued and outstanding, and there are therefore 9,127,139,966 authorized shares that are available for issuance or reservation, and the Company will reserve a sufficient number of shares for Purchaser as set forth in Section 2.2 of the Agreement.  Except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security (other than the Note and the Warrant) issued by the Company (or in any agreement providing rights to security holders).  The issuance and sale of the Note and the Warrant pursuant to the Agreement will not give rise to any preemptive rights or rights of first refusal, co-sale rights or any other similar rights on behalf of any person or result in the triggering of any anti-dilution or other similar rights.

2)

No Conflicts. The execution, delivery and performance by the Company of the Agreement, the Note, and the Warrant, the issuance and sale of the Securities, and the consummation by the Company of the transactions contemplated thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any of its subsidiaries’ certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company or any of its subsidiaries, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or subsidiary debt or otherwise) or other understanding to which the Company or any of its subsidiaries is a party or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a subsidiary is bound or affected.

3)

No Inconsistent Agreements.  Neither the Company nor any of its subsidiaries has entered into, as of the date hereof, nor shall the Company or any of its subsidiaries, on or after the date of the Agreement, enter into any agreement with respect to its securities that would have the effect of impairing the rights granted to the Purchaser in the Agreement, the Note, or the Warrant or that otherwise conflicts with the provisions of the Agreement, the Note, or the Warrant.

4)

DWAC/DTC.  The Company is currently able to electronically transfer shares via DWAC/FAST electronic transfer system.  The shares of common stock of the Company are DTC eligible.

5)

Transfer Agent.  The Company’s transfer agent is Signature Stock Transfer, Inc., 2632 Coachlight Court, Plano, Texas 75093, Telephone (972) 612-4120, Email: signaturestocktransfer@msn.com.  The Company will not issue stop transfer instructions to the transfer agent regarding any shares of common stock of the Company issued to the Purchaser.

6)

Registration Rights.  No party has any right to cause the Company to effect a registration under the Securities Act of 1933, as amended, of any securities of the Company or any of its subsidiaries, except for Centurion Private Equity, LLC.

7)

Piggyback Registrations Rights; Prohibition on Filing Other Registration Statements.  The Company shall include on the next registration statement the Company files with SEC (or on the subsequent registration statement if such registration statement is withdrawn) all shares issuable upon conversion of the Note (the “Conversion Shares”) and all shares issuable upon exercise of the Warrant (the “Warrant Shares”); provided that the Company shall not be required to include the shares issuable upon conversion or exercise of the Note or Warrant in any such registration statement that is on Form S-8, or that is a post-effective amendment to any registration statement that is in effect on the date of this Agreement.  The Company shall not file any other registration statement that does not include the Conversion Shares and the Warrant Shares in violation of the preceding sentence until all Conversion Shares and all Warrant Shares are registered pursuant to a registration statement that is declared effective.  Failure to comply with the terms of this paragraph will result in liquidated damages of 10% of the outstanding principal balance of the Note, but not less than $100,000, being immediately due and payable to the Holder at its election in the form of cash payment or addition to the balance of the Note.

8)

SEC Documents.  The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC for the last two years pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “SEC Documents”).  As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents.  As of their respective filing dates, the SEC Documents, taken as a whole, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

9)

No Material Change. Since the date of the last Form 10-Q filed by the Company with the SEC on May 15, 2012, (i) neither the Company nor any of its subsidiaries has incurred any material liabilities or obligations, indirect, or contingent, or entered into any material verbal or written agreement or other transaction which is not in the ordinary course of business or which could reasonably be expected to result in a material reduction in the future earnings of the Company; (ii) neither the Company nor any of its subsidiaries has altered its method of accounting; (iii) neither the Company nor any of its subsidiaries has sustained any material loss or interference with its respective businesses or properties from fire, flood, windstorm, accident or other calamity not covered by insurance; (iv) the Company has not paid or declared any dividends or other distributions with respect to its capital stock; (v) there has not been any change in the capital stock of the Company, other than the sale of the Securities under the Agreement and shares or options issued pursuant to employee equity incentive plans or purchase plans approved by the Company’s Board of Directors, or indebtedness material to the Company (other than in the ordinary course of business); and (vi) there has not been any material adverse change in the condition (financial or otherwise), assets, properties, business, prospects or results of operations of the Company.  The Company does not have pending before the SEC any request for confidential treatment of information.

10)

Transfer Taxes. All stock transfer fees or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Securities or the conversion of the Notes or exercise of the Warrants will be, or, when the liability arises, will have been, fully paid or provided for by the Company and all laws imposing such fees and/or taxes will be or will have been fully complied with.

11)

Other Financings.  The Company has not engaged in any financing transaction in which the Company has issued securities, and does not currently have outstanding any securities, with either (i) a conversion price more favorable to the holder than the conversion price set forth in the Note, or (ii) an exercise price more favorable to the holder than the exercise price set forth in the Warrant.

12)

Use of proceeds.  The Company shall use the net proceeds from the sale of the Securities hereunder for working capital, capital expenditures, and operating expenses.

13)

Litigation.  There is no action, suit, inquiry, notice of violation, default, proceeding or investigation existing or pending against or affecting the Company, any of its subsidiaries or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”).  Neither the Company nor any of its subsidiaries, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

14)

Law.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any inquiry or investigation by the SEC, any state securities regulator, or the U.S. Department of Justice targeted at the Company or any current officer, director, or employee of the Company; and more specifically, neither the Company nor any of its current officers, directors, or employees have received any subpoena or inquiry from any regulatory authority listed within this paragraph targeted at the Company or any current officer, director, or employee.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its subsidiaries under the Exchange Act or the Securities Act.

15)

No Bankruptcy.  The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the effective date of the Agreement.

16)

No Reverse Split.  So long as there remains any balance due to the Purchaser under the Note, the Company shall not undertake a reverse split or reclassification of the Company’s common stock without the prior written consent of the Purchaser.  In the event of the Company’s failure to honor this Section 16, the Company shall pay liquidated damages to the Purchaser in an amount equal to 50% of the Principal Sum of the Note plus $5,000 per day from the time of the reverse split or reclassification until such time as the Company repays the Note.

17)

Conversion and Exercise.  By entering into the Agreement, the Company agrees to take responsibility and accountability for the conversion terms of the Note and the exercise terms of the Warrant, and to honor the conversion and exercise terms as set forth in the Note and the Warrant.

18)

Participation in Future Financings.  From the date hereof until the twelve (12) month anniversary of the effective date of the Agreement, upon any issuance by the Company or any of its subsidiaries of any security for cash consideration (a “Subsequent Financing”), the Purchaser shall have the right to participate in the Subsequent Financing in a matching amount up to 100% of the Subsequent Financing on the same terms, conditions and price as provided for in the Subsequent Financing, provided that the Purchaser shall have ten (10) calendar days after written notice of a Subsequent Financing to elect to participate.  To the extent the Purchaser elects to participate in a Subsequent Financing, the Purchaser shall notify the Company within such ten calendar day period, and shall be required to fund and close upon the later to occur of the closing of the Subsequent Financing or five days after the Purchaser’s election to participate in the Subsequent Financing.

19)

Terms of Future Financings.  So long as any Note or Warrant is outstanding, upon any issuance by the Company or any of its subsidiaries of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Purchaser in the Agreement or the related transaction documents, then the Company shall notify the Purchaser of such additional or more favorable term and such term, at Purchaser’s option, shall become a part of the transaction documents with the Purchaser.  The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, conversion lookback periods, actual conversion price, stock issuance price, private placement stock sale price, interest rates, original issue discounts, and warrant coverage.

20)

Subsequent Equity Sales or Agreements.  The Company shall provide the Purchaser, whenever the Purchaser requests at any time while the Note or Warrant is outstanding, a schedule of all issuances of Common Stock or any debt, preferred stock, right, option, warrant or other instrument that is convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (a “Common Stock Equivalent”) since the date of the Agreement, including the applicable issuance price, or applicable reset price, exchange price, conversion price, exercise price and other pricing terms.  The term issuances shall also include all agreements to issue, or prospectively issue Common Stock or Common Stock Equivalents, regardless of whether the issuance contemplated by such agreement is consummated.  The Company shall notify the Purchaser in writing of any issuances within twenty-four (24) hours of such issuance.

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COMPANY:

SILVER FALCON MINING, INC.

By: ____________________________

Pierre Quilliam

Chief Executive Officer

PURCHASER:

_______________________________

JMJ Financial / Its Principal

[Representations and Warranties Agreement Signature Page]

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